Exhibit 99.1

Nigel D. T. Andrews

c/o HEXION SPECIALTY CHEMICALS, INC.

180 East Broad Street

Columbus, Ohio 43215

December 27, 2005

William H. Carter

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio 43215

Dear Mr. Carter:

As we have discussed, I have agreed to serve as a member of the Board of Directors of Hexion Specialty Chemicals, Inc., a New Jersey corporation (the “Company”). I understand I may be elected as a director of the Company prior to the Company’s initial public offering of its common stock. I consent to being named as a future Board member of the Company in the Form S-4 registration statement and any amendments thereto filed in connection with the Company’s offer to exchange up to $150,000,000 aggregate principal amount of its registered Second-Priority Senior Secured Floating Rate Notes Due 2010 for a like principal amount of its outstanding Second-Priority Senior Secured Floating Rate Notes Due 2010 and up to $325,000,000 aggregate principal amount of its registered 9% Second-Priority Senior Secured Notes Due 2014 for a like principal amount of its outstanding 9% Second-Priority Senior Secured Notes Due 2014.

Very truly yours,

/s/ Nigel D. T. Andrews

Nigel D. T. Andrews